Exhibit 1    Directors' Biographicals

ROBERT A. CAMPBELL, DIRECTOR, AGE: 64

Mr. Robert Campbell has served as a project manager primarily related to water and engineering projects for Parsons from 1975 to present.  Parsons is a California based private design and consulting firm.  Mr. Campbell is the designated project manager for Parsons.  Prior to his affiliation with Parsons, Mr. Campbell served for many years as both an in-house project design manager and an independent project consultant primarily in the California area.  Mr. Campbell’s last formal level of education was an M.B.A. degree in finance from the University of California at Los Angeles in 1968.

J. RAYMOND NORRIS, DIRECTOR, AGE: 58

Mr. Norris has been associated since 2007 to the present with Focus Investment Banking Group whose principal office is located in Atlanta, Georgia.  Focus is a private investment banking firm.  In such capacity, Mr. Norris has acted in business development for Focus and has become familiar with various private and public financing methods for various types of industries.  Prior to his affiliation with Focus, Mr. Norris has had various professional affiliations and capacities as a CEO, finance manager and other duties related to the raising of public and private financing and merger and acquisitions of small public companies.

PAUL G. BEGUM, DIRECTOR, AGE: 65

Mr. Begum, the original founder and inventor of the Klever Marketing Company has served as a director of Klever Marketing, Inc. over the past 18 months. Having resigned previously in January 2001 he was invited to rejoin the board by the recent former CEO in order to assist in turning the company around in the restructuring of debt which was successfully concluded.

Mr. Begum was active in the commercial real estate industry.  His company having owned nearly one entire downtown city block in the heart of Salt Lake City, Utah which was sold to a major automobile company.

While actively serving on the Klever Board Mr. Begum invented the Enviro Air Designer Mask which is used for air travel and for any possible pandemic. He then formed the EnviroAir LLC Company a private company of which he has been  he managing partner for seven years.